Exhibit (r)(1)

FS ENERGY AND POWER FUND II

CODE OF BUSINESS CONDUCT AND ETHICS

July 29, 2014

i

REVISIONS AND AMENDMENTS	21

Appendices

Acknowledgment Form	A-1

Pre-Clearance Form	B-1

Initial Holdings Report	C-1

Quarterly Transaction Report	D-1

Annual Holdings Report	E-1

ii

INTRODUCTION

Ethics are important to FS Energy and Power Fund II (the “Company”, “our”, “us”, or “we”) and to its management.  The Company is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, trustees and employees of the Company and its investment adviser, FSEP II Advisor, LLC (the “Adviser”), are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics (this “Code”).  If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the Company’s Chief Compliance Officer or any member of the Company’s management, or follow the procedures outlined in the applicable sections of this Code.

This Code has been adopted by the board of trustees of the Company (the “Board”) in accordance with Rule 17j-l(c) under the Investment Company Act of 1940, as amended (the “1940 Act”), Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute.  Rule 17j-l generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by business development companies if effected by access persons of such companies.

PURPOSE OF THIS CODE

This Code is intended to:

•                  help you recognize ethical issues and take the appropriate steps to resolve these issues;

•                  deter ethical violations to avoid any abuse of a position of trust and responsibility;

•                  maintain the confidentiality of our business activities;

•                  assist you in complying with applicable securities laws;

•                  assist you in reporting any unethical or illegal conduct; and

•                  reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of the Company that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Company:

•                  employ any device, scheme or artifice to defraud us;

•                  make any untrue statement of a material fact or omit to state to us a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•                  engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us; or

•                  engage in any manipulative practices with respect to our business activities.

All officers, trustees and employees, as a condition of employment or service or continued employment or service to the Company and the Adviser, as applicable, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that this Code contains our expectations regarding their conduct.

PRINCIPLES OF BUSINESS CONDUCT

All officers, trustees and employees of the Company and the Adviser will be subject to the following guidelines covering business conduct, except as noted below:

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests.  A conflict exists when your personal interests in any way interfere with our interests, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively.  For example, a conflict of interest probably exists if:

•                  you cause us or the Adviser to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

•                  you use any non-public information about us or the Adviser, our customers or our other business partners for your personal gain, or the gain of a member of your family; or

•                  you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of the Company when the opportunity to do so presents itself.  Therefore, you may not:

•                  take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us or the Adviser, or through the use of either’s property or information;

•                  use our or the Adviser’s property, information, or position for your personal gain or the gain of a family member; or

•                  compete, or prepare to compete, with us or the Adviser.

Confidentiality

You must not disclose confidential information regarding us, the Adviser, our affiliates, our lenders, our clients, or our other business partners, unless such disclosure is authorized or required by law.  Confidential information includes all non-public information that might be harmful to, or useful to the competitors of the Company, our affiliates, our lenders, our clients, or our other business partners.  This obligation will continue until the information becomes publicly available, even after you leave the Company.

Fair Dealing

You must endeavor to deal fairly with our customers, suppliers and business partners, and any other companies or individuals with whom we do business or come into contact, including fellow employees and our competitors.  You must not take unfair advantage of these or other parties by means of:

•                  manipulation;

•                  concealment;

•                  abuse of privileged information;

•                  misrepresentation of material facts; or

•                  any other unfair-dealing practice.

Protection and Proper Use of Company Assets

Our assets are to be used only for legitimate business purposes.  You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business.  The Company has a separate insider trading policy with which trustees, managers, officers and employees of the Company and the Adviser must comply. Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all of our policies and procedures that apply to you.  We may modify or update our policies and procedures in the future, and may adopt new company policies and procedures from time to time.  You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Equal Opportunity; Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, disability, citizenship status, marital status or any other status protected by law.  With this in mind, there are certain behaviors that will not be tolerated.  These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, disability, citizenship status, marital status, or any other status protected by law.

Gifts

Gifts can appear to compromise the integrity and honesty of our personnel.  On the other hand, business colleagues often wish to provide small gifts to others as a way of demonstrating appreciation or interest.  We have attempted to balance these considerations in the policy which follows.

No person employed by the Company or the Adviser shall accept a gift or other thing of more than de minimis value ($100 or less) from any person or entity that does business with, or is soliciting business from, the Company.  Gifts exceeding that amount per person must be returned and the gift, its approximate value and its disposition reported to the Chief Compliance Officer.  Such persons of the Company and the Adviser may accept gifts in the form of customary business entertainment (meals, tickets to sporting or other entertainment events) so long as the giver will be present at the entertainment.  Gifts to the Company as a whole or to an entire department (for example, accounting, analysts, etc.) may exceed the $100 limitation, but such gifts must be approved by the Chief Compliance Officer.

All gifts shall be reflected in a gift log, containing a basic description of the gift, a good faith estimate of the value of the gift, and a description of its disposition (i.e., accepted, rejected, returned to sender, etc.).

Solicitation of gifts is strictly prohibited.

Standards for giving gifts are identical to those governing the acceptance of gifts (that is they should be restricted to items worth $100 or less).  On the whole, good taste and judgment must be exercised in both the receipt and giving of gifts.  Every person subject to this Code must avoid gifts or entertainment that would compromise the Company’s standing or reputation.  If you are offered or receive any gift which is either prohibited or questionable, you must inform the Chief Compliance Officer immediately.  Outside trustees are not subject to these requirements.

The direct or indirect giving of, offering to give or promising to give, money or anything of value to a foreign official, a foreign political party or party official, or any candidate for foreign political office in order to corruptly obtain or retain a business benefit, is subject to additional requirements and limitations.  If you intend to give, offer or promise such a gift, you must inform the Chief Compliance Officer immediately.  Outside trustees are not subject to these requirements.

Accuracy of Company Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions.  This includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time.  Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance.  We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed.  This exception supersedes any previously or subsequently established destruction policies for those records.  If you believe that this exception may apply, or have any questions regarding the possible applicability of this exception, please contact our Chief Compliance Officer.  The personal records of outside trustees are not subject to these requirements.

Outside Employment

Without the written consent of the Chief Executive Officer of the Company, no person employed by the Company or the Adviser is permitted to:

•                  be engaged in any other financial services business for profit;

•                  be employed or compensated by any other business for work performed; or

•                  have a significant (more than 5% equity) interest in any other financial services business, including, but not limited to, banks, brokerages, investment advisers, insurance companies or any other similar business.

Requests for outside employment waivers should be made in writing to the Chief Executive Officer with a copy to the Chief Compliance Officer.  Outside trustees are not subject to these requirements, but should give notice to the Chief Compliance Officer prior to entering into any such engagement or employment.

Service as a Director

No person employed by the Company or the Adviser shall serve as a director or officer of any organization, other than a charitable organization, without prior written authorization from the Chief Compliance Officer.  Any request to serve on the board of such an organization must include the name of the entity and its business, the names of the other board members, and a general reason for the request.  The Chief Compliance Officer shall consult with the Chief Executive Officer in connection with such request.  Outside trustees are not subject to these requirements, but should give notice to the Chief Compliance Officer prior to serving as a director or officer of any such organization.

Political Contributions

Persons associated with the Company or any of its affiliated organizations may direct personal funds as contributions to political action committees or political candidates; however, any amount contributed in excess of $150 (regardless of whether one may vote for the candidate) must be pre-approved by the Chief Executive Officer or Chief Compliance Officer, or their designee.  Persons associated with the Company or the Adviser will be required to disclose any political contributions made no less frequently than annually.  Outside trustees are not subject to the pre-clearance or annual disclosure requirements.

Media Relations

We must speak with a unified voice in all dealings with the press and other media.  As a result, our Chief Executive Officer, or his or her designee, is the sole contact for media seeking information about the Company.  Any requests from the media must be referred to our Chief Executive Officer, or his or her designee.

Intellectual Property Information

Information generated in our business is a valuable asset.  Protecting this information plays an important role in our growth and ability to compete.  Such information includes: business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; and lender and other business partner lists.  Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

•                  not disclose this information to persons outside of the Company;

•                  not use this information for personal benefit or the benefit of persons outside of the Company; and

•                  not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain employees to help them do their work.  You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties.  Incidental and occasional personal use is permitted, but never for personal gain or any improper or illegal use.  Further, you are permitted to post information on public forums, such as blogs or social networking sites (e.g., Facebook®, Twitter® or LinkedIn®) outside of work, but you should consider how the use of social media can reflect upon us.  LinkedIn® postings should be limited to your title and general role within the Company.  You may not, however, indicate that you work for us in a public forum if other information posted on that site could cause harm to our reputation.  Moreover, information about us (or any interaction with another person) that is posted in a public forum might be construed by the U.S. Securities and Exchange Commission (the “SEC”) or its staff as an advertisement that is subject to strict regulations.  Consequently, you are prohibited from posting information about us or your specific activities within the Company (other than your title and general role within the Company) in any public forum without the explicit pre-approval of the management team and the Chief Compliance Officer (or his or her designee).  You must also consult with the management team and the Chief Compliance Officer (or his or her designee) prior to posting any information in any public forum, where you could be viewed as acting in your capacity as an associated person of the Company.  You are prohibited from sharing proprietary information about our operations or investment decisions, or posting any non-public information, in any public forum.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code.  In addition, you should be alert to possible violations of this Code by the Company’s or the Adviser’s employees, officers and trustees, and you are expected to report any violation promptly.  Normally, reports should be made to your immediate supervisor.  Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor.  In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and/or the Board, as the circumstance dictates.  You will also be expected to cooperate in any investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer, trustee or employee of the Company or the Adviser or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board by direct communication with our Chief Compliance Officer or by e-mail or in writing.  All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us.  The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our Chief Compliance Officer.  The Audit Committee may direct that certain matters be presented to the full Board and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored.  While anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report.  All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or trustees who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any officer, trustee or employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about the Company’s or the Adviser’s conduct, the conduct of an officer, trustee or employee of the Company or the Adviser, or about the Company’s or the Adviser’s accounting, internal accounting controls or auditing matters, you may contact the Company at the address set forth below:

ADDRESS:                               FS Energy and Power Fund II

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only.”

CODE OF ETHICS

The persons specified in the following discussion will be subject to the provisions of this Code of Ethics (this “Code of Ethics”).

Scope of this Code of Ethics

In order to prevent the Company’s Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, the Board has adopted this Code of Ethics.

Definitions

Access Person.  “Access Person” means (i) any director, trustee, officer, partner, employee or Advisory Person (as defined below) of the Company or the Adviser (or any sub-adviser of the Company) and (ii) any director, trustee, officer or general partner of a principal underwriter of the Company who, in the ordinary course of business, makes, participates in or obtains information regarding an actual or potential purchase or sale of Covered Securities by the Company or whose functions or duties in the ordinary course of business relate to the making of any recommendations to the Company with respect to such transactions; provided, however, that the term “Access Person” shall not include a Disinterested Trustee (as defined below) or any person who is subject to a separate code of ethics, provided that such code of ethics is compliant with Rule 17j-1.

Advisory Person.  “Advisory Person” of the Company means: (i) any director, trustee, officer or employee of the Company or the Adviser (or any sub-adviser of the Company) or of any company in a control relationship to the Company, who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company or Adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a Covered Security.  An “Advisory Person” shall not include a Disinterested Trustee.

Automatic Investment Plan.  “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Interest.  “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice.  A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

Beneficial Ownership.  “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) promulgated under the Exchange Act, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires.  Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security.  Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Blackout Period.  “Blackout Period” shall mean that timeframe in which the Company, an Access Person or a Disinterested Trustee with knowledge of the Company’s trading activity, may not engage in trading in an issue, or its related securities, appearing on the Company Restricted List (as defined below).

Control.  “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security.  “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act,  except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities.”

Disinterested Trustee.  “Disinterested Trustee” means a trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.  The Chief Compliance Officer shall have discretion to determine whether a trustee should be treated as a “Disinterested Trustee” for purposes of this Code of Ethics.

Initial Public Offering.  “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering.  “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rules 504, 505 or 506 promulgated under the Securities Act.

Purchase or Sale of a Covered Security.  “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List.  The “Restricted List” identifies those securities which the Company or its Access Persons may not trade due to some restriction under the securities laws whereby the Company or its Access Persons may be deemed to possess material non-public information (as it is described within the Company’s separate “Statement on the Prohibition of Insider Trading”) about the issuer of such securities.

Supervised Person.  A “Supervised Person” means any partner, officer, director, trustee (or other person occupying a similar status or performing similar functions), or employee of any entity that provides investment advice on behalf of the Company and is subject to the supervision and control of the Company; provided, however, that the term “Supervised Person” shall not include a Disinterested Trustee.

Standards of Conduct

1.                                      No Access Person, Supervised Person or Disinterested Trustee shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the Company or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Company, or any of its affiliates, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company and its shareholders.

2.                                      Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Company shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3.                                      No Access Person, Supervised Person or Disinterested Trustee shall dispense any information concerning securities holdings or securities transactions of the Company to anyone outside the Company without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as our Chief Compliance Officer may designate to act on his or her behalf.  Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•                  when there is a public report containing the same information;

•                  when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates;

•                  when such information is reported to the Board; or

•                  in the ordinary course of his or her duties on behalf of the Company.

4.                                      All personal securities transactions should be conducted consistent with this Code of Ethics and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Company.

Prohibited Transactions

1.                                      General Prohibition.  No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale that such Covered Security is being considered for purchase or sale by the Company, or is held in the Company’s portfolio unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

•                  An Access Person who becomes aware that the Company is considering the purchase or sale of any Covered Security must immediately notify our Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

•                  An Access Person shall similarly notify our Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

•                  Once an Access Person becomes aware that the Company is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

•                  The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

2.                                      Securities Appearing on the Portfolio and Pipeline Reports and Restricted List.  The holdings of the Company’s portfolio are detailed in the Portfolio Report that will be distributed daily to all Access Persons.  Access Persons will also receive, as frequently as necessary, the names of those entities that are being considered for investment by the Company’s portfolio in the Pipeline Report.  Access Persons are required to review these reports and the Restricted List prior to engaging in any securities transactions.

3.                                      Initial Public Offerings and Limited Offerings.  Access Persons of the Company must obtain approval from our Chief Compliance Officer before, directly or indirectly, acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

4.                                      Securities under Review.  No Access Persons shall execute a securities transaction in any security issued by an entity that the Company owns in its portfolio or is considering for purchase or sale unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

5.                                      Blackout Period.  No Access Person may trade in the securities of any issuer appearing on the Restricted List until notified that the entity name no longer appears on the Restricted List. Access Persons are also prohibited from trading in the names appearing on the Pipeline and Portfolio Reports (as discussed above).

6.                                      Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings.  Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to our Chief Compliance Officer when they are involved in the Company’s subsequent consideration of an investment in the issuer, and the Company’s decision to purchase such securities must be independently reviewed by Advisory Persons with no personal interest in that issuer.

Management of the Restricted List

Our Chief Compliance Officer will manage placing and removing names from the Restricted List.  Should an Access Person learn of material non-public information concerning the issuer of any security, that information must be provided to our Chief Compliance Officer so that the issuer can be included on the Restricted List.  The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information.  The Chief Compliance Officer will maintain this information in a log.  Upon the receipt of such information, our Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons.

Any sub-advisers to the Company or the Adviser, or affiliated investment advisers, will be directed to advise the Company when they have obtained information that causes them to be restricted from trading in the securities of any of the names appearing in the Company’s portfolio.  This information will be provided to our Chief Compliance Officer who will add the name(s) to the Restricted List and electronically circulate the revised list to Access Persons.  Sub-advisers, or affiliated investment advisers, will also be required to notify the Company’s Chief Compliance Officer if they are restricted from trading in the securities of any of the issuers discussed with the Company for possible inclusion in the Company’s portfolio.

The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of the Company absent approval of our Chief Compliance Officer or the Chief Executive Officer.

Procedures to Implement this Code of Ethics

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code of Ethics, and to assist the Company in preventing, detecting and imposing sanctions for violations of this Code of Ethics.  Every Access Person must follow these procedures.  Questions regarding these procedures should be directed to our Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

•                  with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; and

•                  those transactions effected pursuant to an Automatic Investment Plan.

Reporting Requirements

The Company shall appoint a Chief Compliance Officer who shall furnish each director, trustee, officer and employee with a copy of this Code of Ethics along with the other sections of this Code, and any amendments, upon commencement of employment by or affiliation with the Company and annually thereafter.

Each Supervised Person is required to certify, through a written acknowledgment, within 10 days of commencement of employment, that he or she has received, read and understands all aspects of this Code of Ethics and recognizes that he or she is subject to the provisions and principles detailed herein.  In addition, our Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Pre-Clearance Reports

Access Persons of the Company must obtain approval from our Chief Compliance Officer prior to entering into a transaction in a Limited Offering or an Initial Public Offering. Pre-clearance of trades in securities issued by companies whose names appear on the Pipeline and Portfolio Reports is also required of Access Persons. The pre-clearance form shall include the name of the Access Person, the date, the name of the broker who will execute the transaction, the name of the security, quantity, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions (e.g., GTC, limit, etc.).  There will also be a line for approval or disapproval along with space for comments and the date.

If our Chief Compliance Officer does not approve the transaction, the reason for denial must be provided on the pre-clearance form.

Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings.  The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.  The report must include the following:

•                                          the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

•                                          the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•                                          the date the Access Person submits the report.

Quarterly Transaction Reports

Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership.  Disinterested Trustees must file such a report if such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the trustee, such Covered Security is or was purchased or sold by the Company or the Adviser or the Company or the Adviser considered purchasing or selling such Covered Security. The report must cover all transactions occurring during the calendar quarter most recently ending.  The report must contain the following information:

•                                          the date of the transaction;

•                                          the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•                                          the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•                                          the price of the security at which the transaction was effected;

•                                          the name of the broker, dealer or bank with or through which the transaction was effected, and the date the account(s) were established; and

•                                          the date the Access Person submits the report.

Annual Holdings Reports

Each Access Person must submit to our Chief Compliance Officer or other designated person an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted.  The Annual Holdings Report must be submitted at least once every 12 months, on a date to be designated by the Company.  Our Chief Compliance Officer will notify every Access Person of the date.  Each report must include:

•                                          the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•                                          the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•                                          the date the Access Person submits the report.

Annual Certification of Compliance

All Access Persons and Disinterested Trustees must annually certify, through a written acknowledgment, to our Chief Compliance Officer that: (1) they have read, understood and agree to abide by this Code of Ethics; (2) they have complied with all applicable requirements of this Code of Ethics; and (3) if required, they have reported all transactions and holdings that they are required to report under this Code of Ethics.

ADMINISTRATION OF THIS CODE

Our Chief Compliance Officer has overall responsibility for administering this Code and reporting on the administration of and compliance with this Code and related matters to our Board.

Our Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of this Code.  Before making any determination that a violation has been committed by a person subject to this Code, such person shall be given an opportunity to supply additional explanatory material.  Our Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f) promulgated under the 1940 Act.

No less frequently than annually, our Chief Compliance Officer must furnish to the Board, and the Board must consider, a written report that describes any issues arising under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of this Code or its procedures and any sanctions imposed in response to material violations.  This report should also certify that the Company has adopted procedures reasonably designed to prevent persons subject to this Code from violating this Code.

SANCTIONS FOR CODE VIOLATIONS

All violations of this Code will result in appropriate corrective action, up to and including dismissal.  If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

APPLICATION/WAIVERS

All the trustees, officers and employees of the Company and the Adviser are subject to this Code.

Insofar as other policies or procedures of the Company or the Adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendment or waiver of this Code for an executive officer or member of the Board must be made by the Board and disclosed on a Form 8-K.

RECORDS

The Company shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the SEC:

1.             A copy of this Code and any other code of ethics of the Company that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2.             A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.             A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

4.             A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5.             A copy of each report made to the Board shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.             A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

REVISIONS AND AMENDMENTS

This Code may be revised, changed or amended at any time by the Board.  Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution.  We may ask you to sign an acknowledgement confirming that you have read and understood any revised version of this Code, and that you agree to comply with the provisions thereof.

APPENDIX A

FS Energy and Power Fund II (the “Company”)

Acknowledgment Regarding

Code of Business Conduct and Ethics and Statement on the Prohibition of Insider Trading

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of each of the Company’s Code of Business Conduct and Ethics (the “Code”) and the Statement on the Prohibition of Insider Trading (the “Statement on Insider Trading”), read each, and understand that the Code and the Statement on Insider Trading contain the expectations of the Company regarding employee conduct, ethical behavior and the prohibition of trading on insider information.  I agree to observe the policies and procedures contained in the Code and the Statement on Insider Trading and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Audit Committee, the Chief Compliance Officer or other such designated officer, any suspected violations of the Code or the Statement on Insider Trading of which I am aware.  I also understand that the Code and the Statement on Insider Trading are issued for informational purposes and that they are not intended to create, nor do they represent, a contract of employment.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Company’s Code of Business Conduct and Ethics and Statement on the Prohibition of Insider Trading.

A-1

APPENDIX B

FS Energy and Power Fund II

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports.  Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer at least five (5) business days before the planned investment.

Employee Name:	Date:

Name of Broker Executing Transaction:

Issuer/Security Name:

Terms of Transaction (purchase or sale, price, quantity, purchaser — individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity?

Related to a Portfolio or Pipeline security?

Approved:	Date:

Not Approved:	Date:

Comments:

B-1

APPENDIX C

FS Energy and Power Fund II (the “Company”)

INITIAL HOLDINGS REPORT

As of

To:          Chief Compliance Officer

A.            Securities Holdings.  I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Company’s Code of Business Conduct and Ethics.

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.            Brokerage Accounts.  I, or a Beneficial Owner, have established the following accounts in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank

1.
2.
3.

Date:	Signature:

Print Name:

C-1

APPENDIX D

FS Energy and Power Fund II (the “Company”)

QUARTERLY TRANSACTION REPORT

For the Calendar Quarter Ended:

To:          Chief Compliance Officer

A.            Securities Transactions.  During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Company’s Code of Business Conduct and Ethics:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.            New Brokerage Accounts.  During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established

C.            Other Matters.   This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Print Name:

D-1

APPENDIX E

FS Energy and Power Fund II (the “Company”)

ANNUAL HOLDINGS REPORT

As of December 31, 20

To:          Chief Compliance Officer

As of December 31, 20    , I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 promulgated under the Investment Company Act of 1940:

A.            Securities Holdings.  I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Company’s Code of Business Conduct and Ethics.

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.            Brokerage Accounts.  As of December 31, 20    , I or a Beneficial Owner maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account was Established*

1.
2.
3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control; (ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date:	Signature:

Print Name:

*Note: If account was established before 20    , you can state that it was established before 20    .

E-1